Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-81438, 333-125183, and 333-139597 on Form S-8 of our reports dated April 12, 2010, relating to the consolidated financial statements and financial statement schedule of ValueVision Media, Inc. and subsidiaries, and the effectiveness of ValueVision Media, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of ValueVision Media Inc. and subsidiaries for the year ended January 30, 2010.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
April 12, 2010